Exhibit (m)(3)(i)

ProFunds and Access One Trust

AMENDED AND RESTATED

DISTRIBUTION AND SERVICE PLAN

This Amended and Restated Distribution and Service Plan (the “Plan”) dated February 1, 2001, amended as of September 1, 2001, December 16, 2009, September 11, 2012 and September 9, 2013, constitutes the plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (“1940 Act”), , on behalf of the Service Class shares of ProFunds, a Delaware business trust, and the Service Class shares of Access One Trust (“AOT”), a Delaware business trust (each, a “Trust” and together, the “Trusts”). The Plan relates to each series of each Trust set forth on Schedule A, attached hereto, as such schedule may be amended from time to time (collectively, the “Funds”). The Service Class shares of ProFunds and the Service Class shares of AOT are, with respect to each Trust, the “Shares.”

A. Each Fund is authorized to pay to broker-dealers (including, for the avoidance of doubt, ProFunds Distributors, Inc.( the “Distributor”)), investment advisers, banks, trust companies, accountants, estate planning firms, or other financial institutions or securities industry professionals (“Authorized Firms”) an aggregate fee in an amount not to exceed on an annual basis 1.00% of the average daily net asset value of the Shares of such Fund (the “Plan Fee”) as compensation, or reimbursement for services rendered and/or expenses borne, in connection with the financing of the activities and services described in section B of this Plan pursuant to an agreement with an Authorized Firm.

Payment of the Plan Fee shall be subject to applicable laws and regulations, as well as the rules of the Financial Industry Regulatory Authority (“FINRA”). In accordance with FINRA Conduct Rule 2830, as amended from time to time, no more than 75% of the Plan Fee (i.e., 0.75% of the average daily net asset value of Shares) will constitute an “asset-based sales charge” and no more than 25% of the Plan Fee (i.e., 0.25% of the average daily net asset value of Shares) will constitute a “service fee”, as those terms are defined in Conduct Rule 2830.

B. Without in any way limiting the discretion of the Board of Trustees of the Trust, the activities and services for which the Plan Fee may be paid may include, without limitation:

•	the provision of personal and continuing services to beneficial owners of Shares;

•	receiving, aggregating and processing purchase, exchange and redemption orders of shareholders;

•	providing and maintaining retirement plan records;

•	communicating periodically with shareholders concerning administrative issues relating to their accounts, and answering questions and handling correspondence from shareholders about their accounts;

•	maintaining account records and providing beneficial owners with account statements;

•	processing dividend payments for Shares held beneficially;

•	providing sub-accounting services for Shares held beneficially;

•	issuing shareholder reports and transaction confirmations;

Exhibit (m)(3)(i)

•	forwarding shareholder communications to beneficial owners of Shares;

•	receiving, tabulating and transmitting proxies executed by beneficial owners of Shares;

•	performing daily investment (“sweep”) functions for shareholders;

•	providing advice to a client with respect to investment in a Fund;

•	general account administration activities;

•	advertising, preparation of sales literature and other promotional materials, and related printing and distribution expenses;

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paying employees or agents of the Distributor of the Shares, other securities broker-dealers, sales personnel, or “associated persons” of the Trust who engage in or support the provision of services to investors and/or distribution of the Shares, including salary, commissions, telephone, travel and related overhead expenses;

•	incurring expenses of training sales personnel regarding the Funds (including due diligence costs);

•	preparing, printing and distributing prospectuses, statements of additional information and reports to prospective investors;

•	organizing and conducting sales seminars and meetings;

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paying fees to one or more Authorized Firms in respect of the average daily value of Shares beneficially owned by investors for whom the Authorized Firm is the dealer of record or holder of record, or beneficially owned by shareholders with whom the Authorized Firm has a servicing relationship;

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incurring costs and expenses in implementing and operating the Plan, including capital or other expenses of associated equipment, rent, salaries, bonuses, interest, and other overhead or financing charges; and

•	such other similar activities and services as determined by the Board of Trustees from time to time.

In the event that activities or services for which an Authorized Firm may be compensated and/or reimbursed under the Plan are not specifically attributable to any particular Fund, the Trust may allocate the Plan Fee to each Fund deemed to be reasonably likely to benefit from such activities or services based upon the ratio of the average daily net assets of each such Fund during the previous quarter to the aggregate average daily net assets of all such Funds for such quarter; provided, however that any such allocation shall be subject to review and approval by the Board of Trustees and may be subject to such adjustments as the Board of Trustees shall deem appropriate to render the allocation fair and equitable under the circumstances.

Payment of Plan Fees as compensation or reimbursement for any activity or service shall not: (1) duplicate payments for the same activity or service under any other agreement or plan applicable to a Fund; or (2) constitute an admission that such activity or service is a distribution related1 activity or service.

C. The Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreement, by votes of the majority of both (a) the Trustees of the Trust, and (b) the

[1]	“distribution-related” shall mean primarily intended to result in the sale of Shares for purposes of Rule 12b-1.

Exhibit (m)(3)(i)

Independent Plan Trustees2, cast in person at a meeting called, at least in part, for the purpose of voting on the Plan or such agreement.

D. If adopted with respect to a Fund after any public offering of the Fund’s Shares or the sale of the Fund’s Shares to persons who are not affiliated persons of the Trust, affiliated persons of such persons, promoters of the Trust, or affiliated persons of such persons, the Plan (solely with respect to distribution-related activities and/or services) must be approved by a vote of a majority of the outstanding Shares of the Fund. Such approval shall constitute authorization to pay distribution-related Plan Fees accrued under the Plan with respect to the Fund prior to the date of such approval.

E. The Plan shall continue in effect with respect to a Fund for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for in section C of this Plan.

F. Any person authorized to direct the disposition of the monies paid or payable by the Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purpose for which such expenditures were made.

G. The Plan may be terminated with respect to a Fund at any time by vote of a majority of the Independent Plan Trustees, or by vote of a majority of the outstanding Shares of that Fund.

H. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

1. That such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Shares of the Fund, on not more than 60 days’ written notice to any other party to the agreement; and

2. That such agreement shall terminate automatically in the event of its assignment.

I. The Plan may not be materially amended unless approved in the manner provided for approval of the Plan in section C. The Plan shall not be amended to materially increase the amount spent for distribution with respect to a Fund without approval by a vote of a majority of the outstanding Shares of the Fund.

J. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

[2]	“Independent Plan Trustees” for the purpose of this Plan shall mean those Trustees of the Trust who are not interested persons of the company and have no direct or indirect financial interest in the operation of the plan or in any agreements related to the plan.

Exhibit (m)(3)(i)

K. The Trust shall preserve copies of the Plan, any related agreement, and any report made pursuant to section F for a period of not less than six years from the date of the Plan or of such agreement or report, the first two years in an easily accessible place.

L. As used in the Plan, the terms “affiliated person”, “assignment”, “interested person” and “promoter” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

M. The Plan constitutes a separate and distinguishable plan adopted pursuant to Rule 12b-1 under the 1940 Act by each Trust’s Board of Trustees. The Plan has been structured as a single document for convenience only. The rights and obligations of each Trust hereunder are several, not joint. Neither Trust shall be responsible for the actions (or inactions) of the other Trust. The adoption or termination of the Plan or any other action taken by the Board of Trustees or shareholders with respect to one Trust shall not be deemed to be the adoption or termination of the Plan or any other action taken by the Board of Trustees or shareholders with respect to the other Trust.